Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 27, 2006 on the consolidated financial statements of Celsius Holdings, Inc. for the years ended December 31, 2006 and 2005, included herein on the registration statement of Celsius Holdings, Inc. on Form SB-2, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ SHERB & COMPANY, LLP.
Certified Public Accountants
Boca Raton, Florida
September  21, 2007